Exhibit 99.1        Press Release dated April 29, 2019

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2019 FIRST QUARTER FINANCIAL RESULTS

Pleasanton, CA – April 29, 2019 -

• 2019 first quarter net sales increased 5.9% year-over-year to $259.2 million
● Repurchased $30.0 million of the Company's common stock during the first quarter
● Declared a $0.23 cash dividend, a 4.5% increase from the 2019 first quarter dividend

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the first quarter of 2019. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

The Company changed its presentation of its consolidated statement of operations to display non–operating activities, including foreign exchange gain (loss), net, and expense, and certain other income or expenses as a separate item below income from operations. Foreign exchange gain (loss), net, and other was previously included in general and administrative expenses and in income from operations. Income before tax and net income for the quarter ended March 31, 2018 presented below were not affected by the change in presentation.

2019 First Quarter Financial Highlights

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended March 31, 2019 with the quarter ended March 31, 2018.

•	Consolidated net sales of $259.2 million increased 5.9% from $244.8 million.

◦
North America net sales of $221.4 million increased 7.4% from $206.2 million, primarily due to increases in average product prices and sales volume. Canada's net sales were negatively affected by foreign currency translation.

◦
Europe net sales of $35.8 million decreased 1.4% from $36.3 million, primarily due to approximately $2.9 million of negative foreign currency translations resulting from Europe currencies weakening against the United States dollar. In local currency, Europe net sales increased primarily due to increases in sales volume and average product prices.

•	Consolidated gross profit of $110.3 million increased 2.4% from $107.6 million. Gross profit margin decreased to 42.5% from 44.0%.

◦	North America gross profit margin decreased to 44.4% from 46.9%, primarily due to an increase in material costs as a percentage of net sales.

◦	Europe gross profit margin increased slightly to 32.3% from 31.9%.

•
Consolidated income from operations of $30.0 million decreased 8.1% from $32.7 million. Income from operations for the first quarter of 2018 included a $1.0 million gain on the exercise of an eminent domain claim. Consolidated operating profit margin decreased to 11.6% from 13.4%.

◦	North America income from operations of $32.8 million decreased 10.0% from $36.5 million, primarily due to the reduction in gross profit margin.

◦	Europe loss from operations improved to $0.4 million from a loss of $1.6 million, primarily due to lower operating expenses such as personnel and advertising costs.

•	The Company's effective income tax rate increased to 22.5% from 22.2%.

•	Consolidated net income was $22.7 million, or $0.50 per diluted share of the Company's common stock, compared to net income of $25.4 million, or $0.54 per diluted share of the Company's common stock.

•	Cash flow provided by operating activities decreased approximately $7.2 million to $9.9 million from $17.1 million.

•	Cash flow used in investing activities increased approximately $1.1 million to $10.8 million from $9.7 million. Capital expenditures were approximately $7.4 million compared to $10.9 million.

Management Commentary

“We had a solid start to the year with our first quarter of 2019 net sales increasing 6% year–over–year to $259.2 million, primarily due to higher average selling prices,” commented Karen Colonias, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “Our overall sales volume was relatively steady with the fourth quarter of 2018. On a year-over-year basis, sales volume for our concrete products was up nicely due to the roll–out of our mechanical anchor products into The Home Depot stores. However, sales volume for our connector products was down year–over–year due to unusually wet and cold weather conditions across the U.S., which impacted housing permits and starts. Looking ahead to the second quarter, we expect demand to improve with the month of April already off to a strong start on better weather conditions.”

Mrs. Colonias continued, “Our first quarter gross profit margin of 42.5% was pressured by increased material and labor costs plus unabsorbed factory costs attributable to lower volumes. Despite these headwinds, we remain focused on the elements in our business we can control such as our ongoing emphasis on Lean initiatives to help drive improved inventory turnover. Importantly, we were pleased to reduce our total operating expenses as a percentage of sales by nearly 30 basis points compared to the year–ago period. For the remainder of 2019, we remain cautiously optimistic U.S. housing starts will pick–up and enable healthier demand levels. Lastly, we are committed to operational excellence through execution on our 2020 Plan goals to drive long–term shareholder value.”

Corporate Developments

•
On April 26, 2019, the Company’s Board of Directors (the "Board") declared a quarterly cash dividend of $0.23 per share, which represents an increase of 4.5% from the 2019 first quarter dividend. The dividend will be payable on July 25, 2019 to the Company's stockholders of record as of July 3, 2019.

•
During the first quarter of 2019, the Company repurchased 505,448 shares of the Company's common stock in the open market at an average price of $59.35 per share, for a total of $30.0 million. As of March 31, 2019, approximately $70.0 million remained available for repurchase under the previously announced $100.0 million share repurchase authorization (which expires at the end of 2019).

Business Outlook

Subject to changing economic conditions, future events and circumstances:

•	The market price for steel dropped from its highs in 2018. The Company currently believes the market price for steel could be flat or decrease slightly during the second quarter of 2019.

•	The Company estimates that its 2019 full-year gross profit margin will be between approximately 44.5% to 45.5%.

•	The Company estimates that its 2019 full-year operating expenses, as a percentage of net sales, will be between approximately 27.5% and 28.5%.

•
The Company estimates that its 2019 full-year effective tax rate will be between approximately 25% to 27%, including both federal and state income tax rates. The ultimate impact of the Tax Cuts and Jobs Act signed into law in 2017 and the Company's 2019 effective tax rate may differ materially from the Company’s estimates due to changes in the interpretations and assumptions made by the Company as well as additional regulatory guidance that may be issued and actions the Company may take as a result of the Tax Cuts and Jobs Act, such as cash repatriation to the United States. The Company will continue to assess the expected impact of the new tax law and provide additional disclosures at appropriate times.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s first quarter 2019 financial results conference call on Monday, April 29, 2019, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through http://public.viavid.com/index.php?id=133870 or a link on the Company’s website at www.simpsonmfg.com/financials/events.html. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, May 13, 2019, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13689371. The webcast will remain posted on the Investor Relations section of the Company’s website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, based on numerous assumptions and subject to risks and uncertainties (some of which are beyond our control), such as statements regarding U.S. housing starts and the future demand for the Company’s products and services, including in the second quarter of 2019; the Company's 2019 full-year gross profit margin, operating expenses, as a percentage of net sales, and effective tax rate; the Company's potential cash repatriation to the United States; as well as future steel prices. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of the forward-looking statements the Company furnishes will not materialize or will vary significantly from actual results. Although the Company believes that these forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct, and our actual results might differ materially from results suggested by any forward-looking statement in this document. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) the impact, execution and effectiveness of the Company’s current strategic plan, the 2020 Plan (including strategies, objectives and targets thereunder), and the Company’s efforts and costs to implement the plan; (ii) general business cycles and construction business conditions; (iii) customer acceptance of the Company's products and services as well as their prices; (iv) product liability claims, contractual liability, engineering and design liability and similar liabilities or claims; (v) relationships with key customers; (vi) materials and manufacturing costs; (vii) the financial condition of customers, competitors and suppliers; (viii) technological developments including software development; (ix) increased competition; (x) changes in industry practices or regulations; (xi) litigation risks; (xii) changes in capital and credit market conditions; (xiii) governmental and business conditions in countries where the Company's products are manufactured and sold; (xiv) changes in trade regulations, agreements and treaties; (xv) the effects of acquisition activities of the Company or the lack thereof; (xvi) changes in the Company's plans, strategies, objectives, assumptions, expectations or intentions; (xvii) natural disasters and other factors that are beyond the Company’s reasonable control; (xviii) changes in U.S. and international taxes, tariffs and duties including those imposed on the Company’s income, imports, exports and repatriation of funds; and (xix) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission including in the Company's most recent Annual Report on Form 10-K under the heading “Item 1A - Risk Factors.” Actual results might differ materially from results suggested by any forward-looking statements in this document. Except as required by law, the Company undertakes no obligation to publicly release any update or revision to these forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise. The information in this document speaks as of the date hereof and is subject to change. Any distribution of this document after the date hereof is not intended and should not be construed as updating or confirming such information. In light of the foregoing, investors are advised to carefully read the Company's securities filings in connection with the important disclaimers set forth above and are urged not to rely on our forward-looking statements in making an investment decision about our securities. The Company further does not accept any responsibility for any projections or reports published by analysts, investors or other third parties. The financial information set forth herein is presented on a preliminary unreviewed and unaudited basis; and the reviewed and unaudited data will be included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019, when filed. In addition, the Company regularly uses its website to post information regarding its business and governance. The Company encourages investors to use http://www.simpsonmfg.com/ as a source of information about Simpson.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
(Amounts in thousands, except per share data)	2019	2018
Net sales	$259,244	$244,779
Cost of sales	148,990	137,157
Gross profit	110,254	107,622
Research and development and engineering expense	12,260	11,150
Selling expense	28,112	27,573
General and administrative expense	39,549	37,399
Total operating expenses	79,921	76,122
Loss (gain) on disposal of assets	310	(1,184)
Income from operations	30,023	32,684
Gain (loss) in equity method investment, before tax	24	(24)
Interest expense, net	(196)	(90)
Other & foreign exchange gain (loss), net	(591)	112
Income before taxes	29,260	32,682
Provision for income taxes	6,598	7,253
Net income	$22,662	$25,429
Earnings per common share:
Basic	$0.51	$0.55
Diluted	$0.50	$0.54
Weighted average shares outstanding:
Basic	44,874	46,615
Diluted	45,213	47,009
Cash dividend declared per common share	$0.22	$0.21
Other data:
Depreciation and amortization	$9,758	$9,688
Pre-tax equity-based compensation expense	$4,105	$3,116

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	March 31,		December 31,
(Amounts in thousands)	2019	2018	2018
Cash and cash equivalents	$113,407	$137,413	$160,180
Trade accounts receivable, net	173,140	167,146	146,052
Inventories	272,459	256,552	276,088
Assets held for sale	2,546	—	627
Other current assets	14,186	22,423	16,582
Total current assets	575,738	583,534	599,529
Property, plant and equipment, net	251,398	276,114	254,597
Operating lease right-of-use assets	34,324	—	—
Goodwill	131,712	138,026	130,250
Other noncurrent assets	37,180	42,668	37,287
Total assets	$1,030,352	$1,040,342	$1,021,663
Trade accounts payable	$35,549	$42,098	$34,361
Other current liabilities	115,029	101,130	117,219
Total current liabilities	150,578	143,228	151,580
Operating lease liabilities	28,878	—	—
Deferred income tax and other long-term liabilities	15,422	18,052	14,569
Stockholders' equity	835,474	879,062	855,514
Total liabilities and stockholders' equity	$1,030,352	$1,040,342	$1,021,663

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended
	March 31,		%
(Amounts in thousands)	2019	2018	change*
Net Sales by Reporting Segment
North America	$221,431	$206,212	7.4%
Percentage of total net sales	85.4%	84.2%
Europe	35,780	36,293	(1.4)%
Percentage of total net sales	13.8%	14.8%
Asia/Pacific	2,033	2,274	(10.6)%
Total	$259,244	$244,779	5.9%
Net Sales by Product Group**
Wood Construction	$217,613	$212,547	2.4%
Percentage of total net sales	84%	87%
Concrete Construction	41,577	32,156	29.3%
Percentage of total net sales	16%	13%
Other	54	76	N/M
Total	$259,244	$244,779	5.9%
Gross Profit (Loss) by Reporting Segment
North America	$98,397	$96,738	1.7%
North America gross profit margin	44.4%	46.9%
Europe	11,555	11,568	(0.1)%
Europe gross profit margin	32.3%	31.9%
Asia/Pacific	319	187	70.6%
Administrative and all other	(17)	(871)	—%
Total	$110,254	$107,622	2.4%
Income (Loss) from Operations***
North America	$32,814	$36,455	(10.0)%
North America operating profit margin	14.8%	17.7%
Europe	(384)	(1,589)	75.8%
Europe operating profit margin	(1.1)%	(4.4)%
Asia/Pacific	(542)	(991)	N/M
Administrative and all other	(1,865)	(1,191)	N/M
Total	$30,023	$32,684	(8.1)%

*	Unfavorable percentage changes are presented in parentheses, if any.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
***
Beginning in the first quarter of 2019, income from inter-segment sales, previously included in income from operations for segment reporting, is now presented below income from operations. Income from inter-segment sales eliminates in consolidation but was an expense in the North America and Europe segment and income in the Asia/Pacific segment.

N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400